As filed with the Securities and Exchange Commission on October 15, 2018

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________________________________________
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________________________
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

CONNECTICUT
(State or other jurisdiction of incorporation or organization)
06-0974148
(I.R.S. Employer Identification Number)

1 GRIFFIN ROAD NORTH
WINDSOR, CONNECTICUT 06095-1512
(Address of Principal Executive Office)

LISA PROCH
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
1 GRIFFIN ROAD NORTH
WINDSOR, CONNECTICUT 06095-1512
(860) 547-4390
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
_________________________________________________________
Approximate date of commencement of proposed sale to the public:
from time to time after this registration statement becomes effective.
_________________________________________________________

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer,""smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ( )                            Accelerated Filer ( )
Non-Accelerated Filer (x) (Do not check if a smaller reporting company)    Smaller Reporting Company ( )
Emerging Growth Company ( )

If an emerging growth company, indicate by check mark (if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Annuity Contracts & Participating Interests Therein	$1,275,900,00.00**	N/A*	N/A	N/A**
* The proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.
**Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement carries forward $1,275,900,000.00 of unsold securities, all of which are included under "Amount to be registered" above, that were previously registered on Form S-3 registration statement (File No. 333-214339) filed on October 31, 2016 by Hartford Life Insurance Company (now known as Talcott Resolution Life Insurance Company). Because a filing fee of $2,433.00 was previously paid for the securities being carried forward to this registration statement, no filing fee is due in connection with those securities. The offering of securities on the earlier registration statement will be deemed terminated as of the date of effectiveness of this registration statement.
Pursuant to Rule 429(b) under the Securities Act of 1933, the combined prospectus(es) contained herein also relates to Registration Statement No. 333-214339. Upon effectiveness, this Registration Statement, which is a new Registration Statement, will also act as a post-effective amendment to such earlier Registration Statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Dated [October 15], 2018

CRC GENERATIONS
GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
P O BOX 14293
LEXINGTON, KY 40512-4293

1-800-862-6668 (Owners)
1-800-862-7155 (Investment Professionals)
www.talcottresolution.com

On May 31, 2018, pursuant to the Stock and Asset Purchase Agreement entered into on December 3, 2017, by and among Hartford Holdings, Inc. (“HHI”) and its parent company, The Hartford Financial Services Group, Inc., Hopmeadow Acquisition, Inc. ("Buyer"), Hopmeadow Holdings, LP, and Hopmeadow Holdings GP, each of which is funded by a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group, HHI sold all of the issued and outstanding equity of Hartford Life, Inc., the parent of Talcott Resolution Life Insurance Company ("Talcott Resolution") (formerly Hartford Life Insurance Company) to Buyer ("Talcott Resolution Sale Transaction").
Additional information regarding the Talcott Resolution Sale Transaction can be found on the Talcott Resolution website at www.talcottresolution.com/financialinformation.html and in the Current Report on Form 8-K filed by Talcott Resolution on June 6, 2018, with the Securities and Exchange Commission.
Talcott Resolution will continue to administer and provide all contractual benefits of your annuity. The terms, features and benefits of your insurance contract will NOT change as a result of the sale.
* * * * * * * * * *
This Contract is no longer available for purchase.
CRC Generations is a contract between you and Talcott Resolution Life Insurance Company where you agreed to make one Purchase Payment to us and we agreed to pay you interest for a Guarantee Period you select and we agreed to make a series of Annuity Payouts at a later date. This annuity is a single premium, tax-deferred, modified guaranteed annuity offered to both individuals and groups. It is:
✓  Single premium, because you make a one-time Purchase Payment.
✓  Tax-deferred, which means you don't pay taxes until you take money out or until we start to make Annuity Payouts.
It is a "modified guaranteed" annuity because we guarantee to pay you your Purchase Payment and the interest earned on that Purchase Payment unless you canceled during the right to examine period, fully or partially Surrender your Contract, transfer to a different Guarantee Period or request Annuity Payouts before the end of your Guarantee Period.
Although we file this prospectus with the Securities and Exchange Commission ("SEC"), the SEC doesn't approve or disapprove of these securities or determine if the information in this prospectus is truthful or complete. Anyone who represents that the SEC does these things may be guilty of a criminal offense.
This prospectus can also be obtained from the SEC's website: (www.sec.gov).
This annuity IS NOT:
t  A bank deposit or obligation
t  Federally insured
t  Endorsed by any bank or governmental agency
This annuity may not have been available for sale in all states.
Pursuant to IRS Circular 230, you are hereby notified of the following: The information contained in this document is not intended to (and cannot) be used by anyone to avoid IRS penalties. This document supports the promotion and marketing of insurance products. You should seek advice based on your particular circumstances from an independent tax advisor. This prospectus is not intended to provide tax, accounting or legal advice. Please consult with your tax accountant or attorney prior to finalizing or implementing any tax or legal strategy or for any tax, accounting or legal advice concerning your situation.
Four Simple Steps to Safeguard Your Account Against Fraud
We take protection of our customer accounts and information seriously. With the number of security breaches on the rise, it is a good time to remind you, our clients, to increase your awareness and protect yourself from fraud. We recommend four easy ways you can help protect yourself and your investments.
1. Strengthen Your Password
A strong password is your primary line of defense, which is why criminals attempt to acquire them. Passwords should be complex and difficult to guess. In order to ensure their ongoing effectiveness, passwords should be changed on a regular basis.
2. Keep Your Information Current
Make sure your contact information, including mailing address, email address and phone number is up to date with us. This will ensure that you receive your important documents.
3. Be Aware
Learn to recognize phishing emails, suspicious phone calls and texts from individuals posing as legitimate organizations, such as a bank, credit card company and government agencies. Do not click on links or download attachments from unknown sources.
4. Review Your Account Statements and Notify Law Enforcement of Suspicious Activity
As a precautionary measure, we recommend that you remain vigilant by reviewing your account statements and credit reports closely. If you detect any suspicious activity on an account, you should promptly notify the financial institution or company with which the account is maintained. You also should promptly report any fraudulent activity or suspected incidence of identity theft to proper law enforcement authorities or the Federal Trade Commission (FTC).
To file a complaint with the FTC, you may do so at www.ftc.gov/idtheft or call 1-877-ID-THEFT (877-438-4338). The FTC mailing address is 600 Pennsylvania Ave. NW, Washington, DC 20580. Complaints filed with the FTC will be added to the FTC’s Identity Theft Data Clearinghouse, which is a database made available to law enforcement agencies.
Obtain a Copy of Your Credit Report
You may obtain a free copy of your credit report from each of the three major credit reporting agencies once every 12 months by visiting www.annualcreditreport.com, calling toll-free 877-322-8228, or by completing an Annual Credit Report Request Form (found on the website) and mailing it to Annual Credit Report Request Service, P.O. Box 105281, Atlanta, GA 30348.
Or you can elect to purchase a copy of your credit report by contacting one of the three national credit reporting agencies. Contact information for the three national credit reporting agencies is provided below:

Equifax (800) 685-1111 www.equifax.com P.O. Box 740241 Atlanta, GA 30374	Experian (888) 397-3742 www.experian.com P.O. Box 2002 Allen, TX 75013	Transunion (800) 888-4213 www.transunion.com P.O. Box 1000 Chester, PA 19016
Additional Free Resources on Identity Theft
You may wish to review the tips provided by the FTC on how to avoid identity theft. For more information, please visit www.consumer.ftc.gov/topics/privacy-identity or call 1-877-ID THEFT (877-438-4338).

NOT INSURED BY FDIC OR ANY FEDERAL GOVERNMENT AGENCY	MAY LOSE VALUE	NOT A DEPOSIT OF OR GUARANTEED BY ANY BANK OR ANY BANK AFFILIATE
PROSPECTUS DATED: OCTOBER [25], 2018

Available Information and Incorporation by Reference
We are required by the Securities Exchange Act of 1934, as amended, to file annual, quarterly and current reports and other information with the SEC. You may read or copy these reports at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549-2001. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain reports, proxy and information statements and other information about us at the SEC's website at: www.sec.gov.
We filed a registration statement ("Registration Statement") relating to the Contracts offered by this prospectus with the SEC under the Securities Act of 1933, as amended. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information contained in the Registration Statement. For more information about the Contracts and us, you may obtain a copy of the Registration Statement in the manner set forth in the preceding paragraph.
In addition, the SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. Information that we file with the SEC will automatically update and supersede the information in this prospectus.
This prospectus incorporates by reference the following documents:

1)	Our Annual Report on Form 10-K for the year ended December 31, 2017;

2)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

3)	Our Current Reports on Form 8-K dated June 6, 2018; June 7, 2018; and July 18, 2018;

4)	Until this offering has been terminated, all future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
Statements in this prospectus, or in documents that we later file with the SEC and that legally become part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement as changed or replaced will legally be a part of this prospectus.
Upon oral or written request and without charge, we will provide to each person to whom a copy of this prospectus has been delivered (including a beneficial owner), a copy of any document referred to above which has been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such documents that are specifically incorporated by reference. Requests for such copies should be directed to us at the address stated on the cover page of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALES PERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON.

Definitions
These terms are capitalized when used throughout this prospectus. Please refer to these defined terms if you have any questions as you read your prospectus.
Administrative Office — Our overnight mailing address is: Talcott Resolution - Annuity Service Operations, 1338 Indian Mound Drive, Mt. Sterling, KY 40353. Our standard mailing address is Talcott Resolution - Annuity Service Operations, PO Box 14293, Lexington, KY 40512-1293.
Annuitant — The person on whose life this Contract is issued. The Annuitant may not be changed after your Contract has been issued.
Annuity Commencement Date — The date we start to make Annuity Payouts.
Code — The Internal Revenue Code of 1986, as amended.
Contingent Annuitant — The person you designate to become the Annuitant if the Annuitant dies prior to the Annuity Commencement Date.
Contract — The individual Annuity Contract and any endorsements or riders. Group participants and some individuals will receive a certificate rather than a Contract.
Contract Owner or you — The owner or holder of this Contract.
Contract Value — The sum of your Purchase Payment and all interest earned minus any Surrenders and any applicable Premium Taxes.
Contract Year — The twelve (12) months following the date you purchased your annuity and then each subsequent year.
Joint Annuitant — The person on whose life Annuity Payouts are based if the Annuitant dies after the Annuity Calculation Date. You may name a Joint Annuitant only if your Annuity Payout Option provides for a survivor. The Joint Annuitant may not be changed.
Market Value Adjustment ("MVA") — An adjustment that either increases or decreases the amount we pay you under certain circumstances.
Power of Attorney — You may authorize another person to act on your behalf by submitting a completed Power of Attorney form. Once we have the completed form on file, we will accept instructions from your designated third party until we receive instructions terminating the power of attorney in writing from you. You may not be able to make changes to your Contract if you have authorized someone else to act under a Power of Attorney.
Purchase Payment: The payment made to us pursuant to the terms of the Contract.
Talcott Resolution, we, us or our — Talcott Resolution Life Insurance Company. Only Talcott Resolution is a capitalized term in the prospectus.

Highlights and Risk Factors
How do I purchase this Annuity?
This Contract is no longer available for purchase.
You completed our application or order request and submitted it to us for approval with your Purchase Payment. Your Purchase Payment was at least $5,000, unless this Contract was purchased as part of certain retirement plans.
For a limited time, usually within ten days after you received your annuity, you could have canceled it without paying a Surrender Charge. Your Purchase Payment will be subject to an MVA.
What is a Guarantee Period?
A Guarantee Period is the length of time you select for which Talcott Resolution guarantees to pay you interest. The interest rate we credit depends on the then available Guarantee Period you select. As used throughout this prospectus, an "available" Guarantee Period is a guarantee period of a duration that we offer for investment during the relevant time period. Unless specifically provided below, an available Guarantee period may not be of the same duration offered in the Initial Guarantee Period or any Subsequent Guarantee period. Certain Guarantee Periods may not be currently available to different classes of contract holders.
What happens at the end of each Guarantee Period?
We will notify you of your options before the end of your Guarantee Period. We reserve the right to limit the availability of any of these options in our sole discretion. These options currently include:
•  Fully Surrendering your Contract,
•  Having your Contract Value rollover to a Subsequent Guarantee Period of the same length of time,
•  Transfer to Guarantee Periods we make available at that time,
•  Asking us to begin making Annuity Payouts, or
•  Any other option that may become available.
Unless we receive written instructions from you selecting a different option, we will roll your Contract Value into a Subsequent Guarantee Period for the same length of time. Your Contract will receive the interest rate we have established for that new Guarantee Period.
We reserve the right to add, delete, modify or otherwise restrict the availability of Guarantee Periods to any or all classes of contract holders.
Can I take out any of my money?
You may Surrender all or part of your Contract Value or transfer to a different Guarantee Period at any time before we start making Annuity Payouts. You may not Surrender any of your Contract Value after we begin making Annuity Payouts.
You may have to pay a Surrender Charge.
We may charge you a Surrender Charge when you partially or fully Surrender your annuity. The percentage of the Surrender Charge assessed will depend on the length of time that has lapsed from the beginning of the Guarantee Period in effect at the time you request your Surrender to the date we receive your request for Surrender. You may take out all or some of the interest we have credited to your Contract Value in the twelve (12) months prior to your request without a Surrender Charge.
You may have an MVA.
If you request a Surrender, cancel during the right to examine period, transfer to a new Guarantee Period, or begin to take Annuity Payouts before the end of your Guarantee Period, the amount you receive will be modified to include an MVA. An MVA, which is described later, may decrease or increase the amount you receive, depending on whether interest rates have risen or fallen since the beginning of your Guarantee Period. You may take out all or some of the interest we have credited to your Contract Value in the twelve (12) months prior to your request without an MVA.
You may have to pay income tax on any money you take out and, if you Surrender before you are age 59½, you may have to pay an income tax penalty.
Will Talcott Resolution pay a Death Benefit?
There is a Death Benefit if the Contract Owner, joint contract owner or Annuitant die before we begin to make Annuity Payouts. This Death Benefit is equal to the Contract Value on the date we receive a certified death certificate or other proof of death acceptable to us.
Depending on the Annuity Payout Option you select, we may pay a Death Benefit after we begin to make Annuity Payouts.
What Annuity Payout Options are available?
You may choose one of the following Annuity Payout Options: Life Annuity, Life Annuity with a Cash Refund, Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity, Joint and Last Survivor Life Annuity with Payments for a Period Certain, and Payments for a Period Certain. We may make other Annuity Payout Options available at any time.

You must begin to take Annuity Payouts by end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the 10th Contract Year, whichever is later, unless you elect a later date to begin receiving payments subject to the laws and regulations then in effect and our approval.
If the end of your Guarantee Period occurs after the Annuity Commencement Date, we begin Annuity Payouts on the Annuity Commencement Date, unless you change that date to coincide with the end of the Guarantee Period. If we begin to make Annuity Payouts before the end of your Guarantee Period, an MVA will be made to your Contract Value.
If you do not tell us what Annuity Payout Option you want before the Annuity Commencement Date, we will make payments under the Life Annuity with a 10-year Period Certain Annuity Payout Option.
Surrender Offer
In early 2015 we made an Increased Surrender Value Offer ("Offer") to certain Contract Owners. This Offer provided you the option to fully surrender your Contract in return for an increased surrender value. This Offer is no longer available. We may make additional offers in the future that may be similar to the Offer or may be different than the Offer. We will notify you in writing if additional offers are available.
The Contract
What types of Contracts are available?
This Contract is no longer available for purchase.
The Contract is an individual tax-deferred modified guaranteed annuity contract. It is designed for retirement planning purposes and may be purchased by any individual, group, or trust, including IRAs adopted according to Section 408 of the Code.
We no longer accept any incoming 403(b) exchanges or applications for 403(b) individual annuity contracts.
The examples above represent Qualified Contracts, as defined by the Code. In addition, individuals and trusts can also purchase Contracts that are not part of a tax qualified retirement plan. These are known as Non-Qualified Contracts.
If you purchased the Contract for use in an IRA or qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or qualified plan receives tax deferred treatment under the Code.
This Contract is not available in Puerto Rico, Maryland or New York.
How do I purchase a Contract?
This Contract is no longer available for purchase.
When you applied for a Contract, you completed an application form or an order to purchase. The application, along with your Purchase Payment, was submitted to us for its approval. For most Contracts, the minimum Purchase Payment was $5,000, unless the Contract was purchased as part of certain retirement plans. Prior approval was required for a Purchase Payment of $1,000,000 or more.
You may not make additional Purchase Payments to this Contract.
You must have been of legal age in the state where the Contract was purchased or a guardian must have acted on your behalf.
How is the Purchase Payment applied to my Contract?
Your Contract was issued after we received your Purchase Payment. Your Purchase Payment became part of a non-unitized, non-insulated separate account established by us. You have no priority claim on assets in this separate account. All assets of Talcott Resolution, including those in this separate account, are available to meet our guarantees under the Contract and are available to meet the general obligations of Talcott Resolution.
If the application/order request or other information accompanying the Purchase Payment was incomplete when we received it, we held the money in a non-interest bearing account for up to fifteen (15) business days while we tried to obtain complete information. If we could not obtain the information within that time, we returned your Purchase Payment unless you requested us to hold your Purchase Payment until you provided the necessary information.
We sent you a confirmation after we applied your Purchase Payment.
Can I cancel my Contract after I purchase it?
We want you to be satisfied with the Contract you have purchased. We urge you to closely examine its provisions. If for any reason you are not satisfied with your Contract, simply return it within ten days after you receive it with a written request for cancellation that indicates your tax-withholding instructions. In some states, you may be allowed more time to cancel your Contract. We will not deduct any Surrender Charge during this time, however an MVA, which is described later, may apply. We may require additional information, including a signature guarantee, before we can cancel your Contract.
The amount we pay you upon cancellation depends on the requirements of the state where you purchased your Contract, the method of purchase, the type of Contract you purchased and your age.

What is a Guarantee Period?
A Guarantee Period is the length of time you select for which we guarantee to pay you interest. There are two types of Guarantee Periods: Initial Guarantee Periods and Subsequent Guarantee Periods.
What is an Initial Guarantee Period?
The Initial Guarantee Period is the first Guarantee Period when you purchase your Contract. Currently, for Contract Owners under age 86 the Initial Guarantee Period is ten (10) years and for Contract Owners age 86 or older the Initial Guarantee Period is five years. During the Initial Guarantee Period, your Contract earns interest at the Initial Guarantee Rate, which will never be less than 3% on an annual basis. The Initial Guarantee Rate depends on your Initial Guarantee Period. During the Initial Guarantee Period we may, in our sole discretion, credit interest greater than the Initial Guarantee Rate to all Contracts of the same Initial Guarantee Period.
What is a Subsequent Guarantee Period?
If you transfer to a new then available Guarantee Period or reach the end of your Initial Guarantee Period and allow this Contract to "rollover" to another Guarantee Period of the same length of time, this is a Subsequent Guarantee Period. Basically, any Guarantee Period that is not an Initial Guarantee Period is a Subsequent Guarantee Period. During a Subsequent Guarantee Period, your Contract earns interest at the Subsequent Guarantee Rate, which will never be less than 3% on an annual basis. The Subsequent Guarantee Rate depends on the Subsequent Guarantee Period you select.
We, in oir sole discretion, determines the interest rates credited to each Guarantee Period. These interest rates generally reflect prevailing interest rates of other investments that are similar in nature and duration. In computing our interest rates, we may also consider the impact of regulations, taxes, sales commissions, administrative expenses, general economic trends and competitive factors. Contracts with Purchase Payments of $1,000,000 or more may earn interest at a different rate than other Contracts with the same Guarantee Period. Talcott Resolution or its agents cannot predict nor guarantee our future interest rates.
Can I transfer into a different Guarantee Period?
Once each Contract Year, beginning after the first Contract Year, you may transfer from your Guarantee Period into a Guarantee Period provided the new Guarantee Period you select is at least five (5) years or longer. There is no Surrender Charge for such a transfer. While we currently do not impose a transfer charge, we reserve the right to charge a fee of up to $50 for each transfer. An MVA, which is described later, will be applied to your Contract Value at the time of transfer, unless the transfer occurs at the end of the Guarantee Period. The amount transferred into the new Guarantee Period is equal to the Contract Value of the old Guarantee Period on the date of the transfer minus or plus the MVA.
While you may transfer to a different then available Guarantee Period with a duration of five (5) years or more, you cannot transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date (or Option End Date for beneficiary continued contracts). We reserve the right to direct reinvestment of contract sums into the longest then available guarantee period duration provided that such renewal guarantee period duration does not expire beyond your Annual Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to transfer into a new Guarantee Period unless you extended your Annuity Commencement Date. In this type of scenario, we may specify that the available Guarantee Period is of a three (3) year duration. Certain guarantee periods may not be currently available to certain classes of contract holders.
We reserve the right at any time, without notice, to restrict the duration available for Subsequent Guarantee Periods.
What happens at the end of each Guarantee Period?
We will notify you of your options before the end of your Guarantee Period. These options currently include:
•  Fully Surrendering your Contract,
•  Having your Contract Value rollover to a Subsequent Guarantee Period of the same length of time,
•  Transfer to Guarantee Periods we make available at that time, if any
•  Asking us to begin making Annuity Payouts, or
•  Any other option that may become available.
We reserve the right to add, delete, modify or otherwise restrict the availability of Guarantee Periods to any or all classes of contract holders.
Unless we receive written instructions from you selecting a different option, we will roll your Contract Value into a Subsequent Guarantee Period of the same length of time. Your Contract will receive the interest rate we have established for that new Guarantee Period. If we roll your Contract Value into a Subsequent Guarantee Period because we have not received any other instructions from you, we will, for some period of time after the end of your Guarantee Period, allow you to exercise a different then available option. Currently, we will allow 21 days after the end of a Guarantee Period to request a different option. However, we reserve the right to change or terminate this administrative processing period. A request for a different option received during this time will be treated as if it was received prior to the end of the current Guarantee Period. However, a request to transfer to another available Guarantee Period of a different duration is processed as of the date we receive the request and receives the interest rate credited to that Guarantee Period as of that date.
We reserve the right to limit the availability of certain guarantee periods.
If you rollover into a Subsequent Guarantee Period or transfer to an available Guarantee Period of a different duration, you cannot rollover or transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date.
How is the value of my Contract calculated before the Annuity Commencement Date?
We calculate your Contract Value by deducting any applicable Premium Tax from your Purchase Payment, or your rollover value, if you are in a Subsequent Guarantee Period. We then credit your Contract Value on a daily basis with an amount that is equivalent to your Guarantee Period's interest rate on an annual basis and deduct any partial Surrenders.
The following example shows how interest would be credited to your Contract Value. The example assumes you purchased a Contract with a five-year Guarantee Period crediting a hypothetical Initial Guarantee Rate of 5% on an annual basis. The example assumes no money is taken from the Contract during the Guarantee Period. We are using a hypothetical interest rate of 5%. This interest rate is for illustration only and is no indication of future interest rates. Actual interest rates may be more or less than those shown.

Year one	$10,000	Purchase Payment or rollover value
	$500	total year's interest payments
	$10,500	end of year Contract Value
Year two	$10,500	beginning Contract Value
	$525	total year's interest payments
	$11,025	end of year Contract Value
Year three	$11,025	beginning Contract Value
	$551	total year's interest payments
	$11,576	end of year Contract Value
Year four	$11,576	beginning Contract Value
	$579	total year's interest payments
	$12,155	end of year Contract Value
Year five	$12,155	beginning Contract Value
	$608	total year's interest payments
	$12,763	end of year Contract Value
Once each Contract Year, we will send you a statement which shows
‚  your Contract Value as of the end of the preceding Contract Year,
‚  any money you take out of your Contract during the Contract Year,
‚  your Contract Value at the end of the current Contract Year, and
‚  the annual rate of interest being credited to your Contract.
Fees and Charges
What happens if I request a Surrender before the end of the Guarantee Period?
We don't charge you a sales charge when you purchase this Contract or assess any annual fees. However, if you want to take money out of the Contract before the end of your Guarantee Period, there are two charges we may assess, plus an MVA that may, at times, result in a deduction. The two charges are Premium Tax and a Surrender Charge.
✓  Premium Taxes
A deduction is also made for premium taxes, if any, imposed on us by a state, municipality, or other governmental entity. The tax, currently ranging from 0% to 3.5%, is assessed at the time purchase payments are made or when annuity payments begin. We will pay premium taxes at the time imposed under applicable law. At our sole discretion, we may deduct premium taxes at the time we pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.
✓  Surrender Charge
The Surrender Charge covers some of the expenses relating to the sale and distribution of the Contract, including commissions paid to investment professionals and the cost of preparing sales literature and other promotional activities.
We assess a Surrender Charge during the Initial Guarantee Period when you request a full or partial Surrender, unless your Surrender occurs at the end of the Guarantee Period. The percentage we assess for the Surrender Charge varies according to the length of time between the beginning of the Guarantee Period in effect at the time of your Surrender and the date of your request for Surrender. When you request a Surrender, we deduct the dollar amount you request from your Contract Value. Then we subtract any interest we have credited to your Contract in the twelve (12) months prior to the request for Surrender that has not already been withdrawn from the amount requested for Surrender. This difference is then the amount subject to a Surrender Charge. We then determine the appropriate percentage of Surrender Charge, if any, to be deducted by calculating the length of time the money has been part of your present Guarantee Period. We deduct the percentage of the amount Surrendered from the amount you requested, and, provided there is no MVA, pay you that amount.
If you are in your Initial Guarantee Period, the percentage we deduct is equal to:

Number of Years from the beginning of the Initial Guarantee Period	Surrender Charge
1-2	6%
3	5%
4	4%
5	3%
6-10	2%
Thereafter	—%
If you are in a Subsequent Guarantee Period, there is no Surrender Charge.
The following situations are NOT subject to a Surrender Charge:
•  Surrenders made at the end of the Initial Guarantee Period.
•  Surrender of interest that has been credited to the Contract Value during the 12 months prior to the Surrender that has not previously been withdrawn.
•  Surrenders made in Subsequent Guarantee Periods.
•  Upon death of the Annuitant, joint owner or Contract Owner.
•  Upon Annuitization.
•  Upon cancellation during the right to examine period.
•  Required Minimum Distributions from IRAs or 403(b) plans.
Surrenders made under the Nursing Home Waiver Rider. We will waive any Surrender Charge applicable to a partial or full Surrender if you, the joint owner or the Annuitant, is confined for at least 180 calendar days to a: (a) hospital recognized as a general hospital by the proper authority of the state in which it is located; or (b) hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or (c) facility certified by Medicare as a hospital or long-term care facility; or (d) nursing home licensed by the state in which it is located and offers the services of a registered nurse 24 hours a day. If you, the joint owner or the Annuitant is confined when you purchase the Contract, this waiver is not available. For the waiver to apply, you must: (a) have owned the Contract continuously since it was issued, (b) provide written proof of confinement satisfactory to us, and (c) request the Surrender within 91 calendar days of the last day of confinement. Your confinement must be at the recommendation of a physician for medically necessary reasons. This waiver may not be available in all states. Please contact your investment professional or us to determine if it is available for you.
Market Value Adjustment
If you request to Surrender, cancel during the right to examine period, transfer to a new Guarantee Period or ask that we begin to make Annuity Payouts at any time other than at the end of your Guarantee Period, we may apply an MVA. That means that the amount we pay you for a Surrender or the Contract Value we transfer to a new Guarantee Period or use to determine your Annuity Payouts will be adjusted up or down.
The MVA reflects both the amount of time left in your Guarantee Period, and, the difference between the Guarantee Rate credited to your current Guarantee Period and the interest rate we are crediting to a Guarantee Period with a duration equal to the amount of time left in your Guarantee Period. If your Guarantee Period's interest rate is lower than the interest rate we are currently crediting the remaining Guarantee Period, then the application of the MVA will reduce the amount you receive. Conversely, if your Guarantee Period's interest rate is higher than the interest rate we are crediting for the remaining Guarantee Period, then the application of the MVA will increase the amount you receive.
For example, assume you purchase a Contract with an Initial Guarantee Period of ten (10) years crediting interest at an Initial Guarantee Rate of 8% on an annual basis. You request a partial Surrender at the end of the seventh Contract Year. At the time you request a Surrender, our interest rate was 6% on an annual basis for Subsequent Guarantee Periods with a three-year duration, the amount of time left in your Initial Guarantee Period. Then the amount payable upon partial Surrender will increase after the application of the MVA. On the other hand, if we were crediting an interest rate higher than your 8% Initial Guarantee Rate, then the application of the MVA will decrease the amount payable to you upon partial Surrender.

The MVA will apply to any request to Surrender, cancel during the right to examine period, transfer to a new Guarantee Period prior to the end of a Guarantee Period, or if you ask us to begin Annuity Payouts prior to the end of a Guarantee Period except:
•  Previous 12 months' interest payments that you ask us to send to you that you have not previously Surrendered.
•  Distributions made due to death.
•  Payments we make to you as part of your Annuity Payout.
The actual formula for calculating the MVA is set forth in the Appendix B that also contains additional illustrations of the application of the MVA.
Since the interest rates we credit may reflect, in part, the investment yields available to us (see "Investments by Talcott Resolution"); the MVA may also reflect, in part, the levels of such yields. It is possible, therefore, that should such yields increase significantly from the time you purchased your Contract, coupled with the application of the Surrender Charges, the amount you would receive upon a full Surrender of your Contract could be less than your original Purchase Payment.
We may offer, in our discretion, reduced fees and charges for certain Contracts that may result in decreased costs and expenses. Reductions in these fees and charges will not be unfairly discriminatory against any Contract Owner.
Surrenders
Are there any restrictions on partial Surrenders?
If you request a partial Surrender before we begin to make Annuity Payouts, there are two restrictions:
•  The amount you want to Surrender must be at least equal to $1,000, our current minimum for partial Surrenders, and
•  The Contract must have a minimum Contract Value of $5,000 after the Surrender.
The above restrictions do not apply if you Surrender interest that has been credited to the Contract Value ½during the 12 months prior to Surrender.
We reserve the right to terminate your Contract and pay you the Contract Value minus any applicable charges or adjustments if your Contract Value is under the minimum after the Surrender.
How do I request a Surrender?
Requests for Surrenders must be in writing. To request a full or partial Surrender, complete a Surrender Form or send us a letter, signed by you, stating:
•  the dollar amount that you want to receive, either before or after we withhold taxes and deduct for any applicable charges,
•  your tax withholding amount or percentage, if any, and
•  your mailing address.
If there are joint Contract Owners, both must authorize all Surrenders.
We may defer payment of any partial or full Surrender for a period not exceeding six months from the date of our receipt of your notice of Surrender or the period permitted by state insurance law, if less. We may defer a Surrender payment more than 10 days and, if we do, we will pay interest of at least 3% per annum on the amount deferred.
What should be considered about taxes?
There are certain tax consequences associated with Surrenders:
Prior to age 59½ — If you make a Surrender prior to age 59½, there may be adverse tax consequences including a 10% federal income tax penalty on the taxable portion of the Surrender payment. Surrendering before age 59½ may also affect the continuing tax-qualified status of some Contracts.
We do not monitor Surrender requests. To determine whether a Surrender is permissible, with or without federal income tax penalty, please consult your personal tax adviser.
More than one Contract issued in the same calendar year — If you own more than one Contract issued by us or our affiliates in the same calendar year, then these Contracts may be treated as one Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. Please consult your tax adviser for additional information.
Internal Revenue Code section 403(b) annuities — As of December 31, 1988, all section 403(b) annuities have limits on full and partial Surrenders. Contributions to your Contract made after December 31, 1988 and any increases in cash value after December 31, 1988 may not be distributed unless you are: (a) age 59½, (b) no longer employed, (c) deceased, (d) disabled, or (e) experiencing a financial hardship (cash value increases may not be distributed for hardships prior to age 59½). Distributions prior to age 59½ due to financial hardship; unemployment or retirement may still be subject to a penalty tax of 10%.
We no longer accept any incoming 403(b) exchanges or applications for 403(b) individual annuity contracts.
We encourage you to consult with your tax adviser before making any Surrenders. Please see the "Federal Tax Considerations" section for more information.

Death Benefit
What is the Death Benefit and how is it calculated?
Before we begin to make Annuity Payouts, we will pay a Death Benefit upon the death of the Contract Owner, joint owner, or the Annuitant, if there is no surviving Contingent Annuitant. The Death Benefit is calculated when we receive a certified death certificate or other legal document acceptable to us. The Death Benefit we pay is equal to the Contract Value on the date we receive the certified death certificate or other legal document.
How is the Death Benefit paid?
The Death Benefit may be taken in one lump sum or under any of the Annuity Payout Options then being offered by us. On the date we receive complete instructions from the Beneficiary, we will compute the Death Benefit amount to be paid out or applied to a selected Annuity Payout Option. When there is more than one Beneficiary, we will calculate the Death Benefit amount for each Beneficiary's portion of the proceeds and then pay it out or apply it to a selected Annuity Payout Option according to each Beneficiary's instructions acceptable to us.
If the Contract Owner dies before we begin to make Annuity Payouts, the Beneficiary may elect to leave proceeds from the Death Benefit with us for up to five (5) years from the date of the Contract Owner's death under the Annuity Proceeds Settlement Option "Death Benefit Remaining with the Company." The proceeds will remain in the same Guarantee Period in effect at the time of death and receive the same interest rate credited to that Contract. If the Guarantee Period has more than five (5) years remaining, then we will, before the completion of the 5th Contract Year after the death of the Contract Owner, terminate the Contract and waiving all Surrender Charges, pay the Contract Value to the Beneficiary. An MVA will be applicable.
The Beneficiary of a non-qualified Contract or IRA may also elect the "Single Life Expectancy Only" option. This option allows the Beneficiary to take the Death Benefit in a series of payments spread over a period equal to the Beneficiary's remaining life expectancy. Distributions are calculated based on IRS life expectancy tables. This option is subject to different limitations and conditions depending on whether the Contract is non-qualified or an IRA.
Required Distributions — If the Contract Owner dies before the Annuity Commencement Date, the Death Benefit must be distributed within five (5) years after death. The Beneficiary can choose any Annuity Payout Option that results in complete Annuity Payout within five (5) years.
If the Contract Owner dies on or after the Annuity Commencement Date under an Annuity Payout Option with a Payout upon Death Benefit, any remaining value must be distributed at least as rapidly as under the Annuity Payout Option being used as of the Contract Owner's death.
If the Contract Owner is not an individual (e.g. a trust), then the original Annuitant will be treated as the Contract Owner in the situations described above and any change in the original Annuitant will be treated as the death of the Contract Owner.
What should the Beneficiary consider?
Alternatives to the Required Distributions — The selection of an Annuity Payout Option and the timing of the selection will have an impact on the tax treatment of the Death Benefit. To receive favorable tax treatment, the Annuity Payout Option selected: (a) cannot extend beyond the Beneficiary's life or life expectancy, and (b) must begin within one (1) year of the date of death.
If these conditions are not met, the Death Benefit will be treated as a lump sum payment for tax purposes. This sum will be taxable in the year in which it is considered received.
Spousal Contract continuation — If the Contract Owner dies, the Contract Owner's spouse, if named as a Beneficiary, may elect to continue the Contract as the new Contract Owner. This spousal continuation is available only once for each Contract. The spouse may, in the alternative, elect to receive the Death Benefit in one lump sum payment or have the Death Benefit paid under one of the Annuity Payout Options.
Who will receive the Death Benefit?
The distribution of the Death Benefit is based on whether death is before, on or after the Annuity Commencement Date.
If death occurs before the Annuity Commencement Date:

If the deceased is the . . .	and . . .	and . . .	then the . . .
Contract Owner	There is a surviving joint Contract Owner	The Annuitant is living or deceased	Joint Contract Owner receives the Death Benefit.
Contract Owner	There is no surviving joint Contract Owner	The Annuitant is living or deceased	Designated Beneficiary receives the Death Benefit.
Contract Owner	There is no surviving joint Contract Owner or surviving Beneficiary	The Annuitant is living or deceased	Contract Owner's estate receives the Death Benefit.
Annuitant	The Annuitant is also the Contract Owner	There is no named Contingent Annuitant	Designated Beneficiary receives the Death Benefit.

Annuitant	The Contract Owner is a trust or other non-natural person	There is no named Contingent Annuitant	The Contract Owner receives the Death Benefit.
Annuitant	The Contract Owner is living	There is no named Contingent Annuitant	The Contract Owner is presumed to be the Contingent Annuitant and the Contract continues.The Contract Owner may waive this presumption and receive the Death Benefit.
Annuitant	The Contract Owner is living	The Contingent Annuitant is living	Contingent Annuitant becomes the Annuitant, and the Contract continues.
If death occurs on or after the Annuity Commencement Date:

If the deceased is the . . .	and . . .	then the . . .
Contract Owner	The Annuitant is living	Designated Beneficiary becomes the Contract Owner, and the payments continue.
Annuitant	The Contract Owner is living	Contract Owner receives the Death Benefit.
Annuitant	The Annuitant is also the Contract Owner	Designated Beneficiary receives the Death Benefit.
These are the most common Death Benefit scenarios, however, there are others. Some of the Annuity Payout Options may not result in the payment of a Death Benefit. If you have questions about these and any other scenarios, please contact your investment professional or us.
Annuity Payouts
This section describes what happens when we begin to make regular Annuity Payouts from your Contract. You, as the Contract Owner, should answer four questions:
1.  When do you want Annuity Payouts to begin?
2.  What Annuity Payout Option do you want to use?
3.  How often do you want the Payee to receive Annuity Payouts?
4.  How are Annuity Payouts calculated?
Please check with your investment professional to select the Annuity Payout Option that best meets your income needs.
1. When do you want Annuity Payouts to begin?
You selected an Annuity Commencement Date when you purchased your Contract. You may change the Annuity Commencement Date by notifying us in writing before we begin to make Annuity Payouts.
The Annuity Commencement Date cannot be deferred beyond the end of the Guarantee Period immediately following the Annuitant's 90th birthday or the end of the Guarantee Period immediately following the end of the 10th Contract Year, whichever is later, unless you elect a later date to begin receiving payments, subject to the laws and regulations then in effect and our approval. Unless you elect an Annuity Payout Option before the Annuity Commencement Date, we will begin to make Annuity Payouts under the Life Annuity with a 10-Year Period Certain Annuity Payout Option.
If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, an MVA will apply. In that case, we will determine the amount available for Annuity Payouts by taking your Contract Value, deducting any applicable Premium Taxes and then multiplying that amount by the MVA. No MVA will apply if the Annuity Commencement Date coincides with the end of your Guarantee Period.
If you rollover into a Subsequent Guarantee Period or transfer to a Guarantee Period of a different duration, you cannot rollover or transfer into a Guarantee Period with a duration that will take you past your Annuity Commencement Date. That means that if you elected to begin Annuity Payouts on your Annuitant's 90th birthday and your Annuitant is 87 years old, you would not be able to rollover or transfer into a new Guarantee Period with a duration longer than three (3) years unless you extended your Annuity Commencement Date.
All Annuity Payouts, regardless of frequency, will occur on the same day of the month as the Annuity Commencement Date.
Once you pass the Annuitant's 90th birthday or the end of your 10th Contract Year, some Guarantee Period durations, may not be available.
In New York, you must give us thirty (30) days advance written notice of your intent to change your Annuity Commencement Date, and cannot defer that date past the Annuitant's 90th birthday.

2. Which Annuity Payout Option do you want to use?
Your Contract contains the Annuity Payout Options described below. We may at times offer other Annuity Payout Options. Once Annuity Payouts begin, you cannot change the Annuity Payout Option.
Life Annuity — We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. A Payee would receive only one Annuity Payout if the Annuitant dies after the first Payout, two Annuity Payouts if the Annuitant dies after the second Payout, and so forth.
Life Annuity with a Cash Refund — We make Annuity Payouts as long as the Annuitant is living. When the Annuitant dies, we stop making Annuity Payouts. At the death of the Annuitant, if the Contract Value on the Annuity Commencement Date minus any Premium Tax is greater than the sum of all Annuity Payouts already made, any difference will be paid to the Beneficiary.
Life Annuity with Payments for a Period Certain — We make Annuity Payouts during the lifetime of the Annuitant but Annuity Payouts are at least guaranteed for a period of time you select between five (5) years and 100 years minus the age of the Annuitant. If, at the death of the Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.
Joint and Last Survivor Life Annuity — We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies. You must select Annuity Payouts that:
•  Remain the same at 100%, or
•  Decrease to 66.67%, or
•  Decrease to 50%.
The percentages represent actual dollar amounts. The percentage will also impact the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.
Joint and Last Survivor Life Annuity with Payments for a Period Certain — We will make Annuity Payouts as long as either the Annuitant or Joint Annuitant are living, but Annuity Payouts are at least guaranteed for a period of time you select between five (5) years and 100 years minus the age of the Annuitant. If, at the death of the last Annuitant, Annuity Payouts have been made for less than the minimum elected number of years, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum. When one Annuitant dies, we continue to make Annuity Payouts to the other Annuitant until that second Annuitant dies. When choosing this option, you must decide what will happen to the Annuity Payouts after the first Annuitant dies and the Period Certain has ended. You must select Annuity Payouts that:
•  Remain the same at 100%, or
•  Decrease to 66.67%, or
•  Decrease to 50%.
The percentages represent actual dollar amounts. The percentage will also impact the Annuity Payout amount we pay while both Annuitants are living. If you pick a lower percentage, your original Annuity Payouts will be higher while both Annuitants are alive.
Payments For a Period Certain — We will make Annuity Payouts for the number of years that you select. During the first Contract Year, you can select any period of time between ten (10) years and 100 years minus the Annuitant's age. After the first Contract Year, you can select any period of time between five (5) and 100 years minus the Annuitant's age. If, at the death of the Annuitant, Annuity Payouts have been made for less than the period certain, then the Beneficiary may elect to (a) continue Annuity Payouts for the remainder of the minimum elected number of years or (b) receive the commuted value in one sum.
•  You cannot Surrender your Contract once Annuity Payouts begin.
•  For Qualified Contracts, if you elect an Annuity Payout Option with a Period Certain, the guaranteed number of years must be less than the life expectancy of the Annuitant at the time the Annuity Payouts begin. We compute life expectancy using the IRS mortality tables.
•  Automatic Annuity Payments — If you do not elect an Annuity Payout Option, Annuity Payouts will automatically begin on the Annuity Commencement Date under the Life Annuity with Payments for a Period Certain Annuity Payout Option with a ten-year period certain.
3. How often do you want the Payee to receive Annuity Payouts?
In addition to selecting an Annuity Commencement Date and an Annuity Payout Option, you must also decide how often you want the Payee to receive Annuity Payouts. You may choose to receive Annuity Payouts:
•  monthly,
•  quarterly,

•  semi-annually, or
•  annually.
Once you select a frequency, it cannot be changed after the Annuity Commencement Date. If you do not make a selection, the Payee will receive monthly Annuity Payouts. The first payment must be at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments become less than the minimum payment amount, we have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, we may make an alternative arrangement with you.
4. How are Annuity Payouts calculated?
The Tables in the Contract provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the Annuity Payout Options. Under the Life Annuity, Life Annuity with Cash Refund and Life Annuity with Payments for a Period Certain, the amount of each Annuity Payout will depend upon the age and gender of the Annuitant at the time the first Annuity Payout is due. Under the Joint and Last Survivor Life Annuity and Joint and Last Survivor Life Annuity with Payments for a Period Certain, the amount of the first Annuity Payout will depend upon the gender of both Annuitants and their ages at the time the Annuity Payout is due.
Gender will not be used to determine the amount of the Annuity Payouts if the Contract is issued to qualify under certain sections of the Code. If gender is used to determine the amount of Annuity Payouts, the Annuity tables in the Contract will provide rates of payment for male Annuitants and female Annuitants.
The fixed payment Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are based on the 1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G and an interest rate of 2.5%. The table for the Payments for a Period Certain Annuity Payout Option is based on an interest rate of 2.5% per annum.
The Annuity tables for the Annuity Payout Options, except for Payments for a Period Certain Annuity Payout Option are age dependent. For Annuity payments beginning after 2000, the amount of the first payment will be based on an age a specified number of years younger than the Annuitant's then attained age. The age setback is as follows:

Date of First Payment	Age Setback
Prior to 2005	1 year
2005 - 2014	2 years
2015 - 2019	3 years
2020 - 2029	4 years
2030 - 2039	5 years
2040 or later	6 years
Miscellaneous Provisions
Ownership Changes
We reserve the right to approve all ownership changes, including any assignment of your Contract (or any benefits) to others or the pledging of your Contract as collateral.
Assignment
A non-qualified Contract may be assigned. We must be properly notified in writing of an assignment. Any Annuity Payouts or surrenders requested or scheduled before we record an assignment will be made according to the instructions we have on record. We are not responsible for determining the validity of an assignment. Assigning a non-qualified Contract may require the payment of income taxes and certain penalty taxes. A qualified Contract may not be transferred or otherwise assigned (whether directly or used as collateral for a loan), unless allowed by applicable law and approved by us in writing. We can withhold our consent for any reason. We are not obligated to process any request for approval within any particular time frame. Please consult a qualified tax adviser before assigning your Contract.
Do not purchase this Contract if you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme. By purchasing this Contract you represent and warrant that you are not using this product, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.
Amendment of Contracts
We may modify the Contract, but no modification will affect the amount or term of any Contract unless a modification is required in order to conform the Contract to applicable law. No modification will affect the method by which Contract Values are determined. We will notify you in writing of any Contract amendments.
State Variations
Your Contract may be subject to variations required by various State insurance departments. Variations are subject to change without notice.

The Company
Talcott Resolution (formerly Hartford Life Insurance Company) is a stock life insurance company. Talcott Resolution is authorized to do business in all states of the United States and the District of Columbia. Talcott Resolution was originally incorporated under the laws of Massachusetts on June 5, 1902, and subsequently redomiciled to Connecticut. Our corporate offices are located at 1 Griffin Road North, Windsor, Connecticut 06095.
Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Investments by Talcott Resolution
Our assets must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate and commercial mortgages, real estate and certain other investments.
Contract reserves will be accounted for in a non-unitized, non-insulated separate account. Separate account assets may be commingled with investments from other modified guaranty annuity contracts. Owners have no priority claims on assets accounted for in this separate account. All our assets, including those accounted for in this separate account, are available to meet the guarantees under the Contracts and are available to meet our general obligations. Subject to state insurance department approvals, we may transfer assets between the separate account and our general account from time to time.
In establishing Guaranteed Interest Rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the Contracts. Our investment strategy with respect to the proceeds attributable to the Contracts will generally be to invest in investment-grade (or comparable investment quality) debt instruments having durations tending to match the applicable Guarantee Periods. The foregoing notwithstanding, we may also invest in other securities; including but not limited to, U.S. Treasury obligations, U.S. Government agency and instrumentality obligations, mortgage-backed securities and high-yield (junk) bonds. We are not obligated to invest the proceeds attributable to the Contract according to any particular strategy, except as may be required by applicable law. The investment strategy applied to separate account investments from these contracts may not necessarily be consistent with investment strategies applied with respect to investments from other modified guaranty annuity contract investments held within this separate account.
How Contracts are sold
We have entered into a distribution agreement with our affiliate TDC under which TDC serves as the principal underwriter for the Contracts. TDC is registered with the SEC under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The principal business address of TDC is the same as ours.
TDC has entered into selling agreements with affiliated and unaffiliated broker-dealers, and financial institutions ("Financial Intermediaries") for the sale of the Contracts. We pay compensation to TDC for sales of the Contracts by Financial Intermediaries. TDC, in its role as principal underwriter, did not retain any underwriting commissions for the fiscal year ended December 31, 2017. Contracts were sold by individuals who were appointed by us as insurance agents and who were investment professionals of Financial Intermediaries.
Financial Intermediaries receive commissions. Certain selected Financial Intermediaries also receive additional compensation. All or a portion of the payments we make to Financial Intermediaries may be passed on to investment professionals according to Financial Intermediaries' internal compensation practices.
Up front commissions paid to Financial Intermediaries generally range from 0.25% to up to 3% of each Premium Payment depending on the length of the initial Guarantee Period selected.
Commission arrangements may vary from one Financial Intermediary to another. Under certain circumstances, your investment professional may be required to return all or a portion of the commissions paid.
As of December 31, 2017, we have entered into ongoing contractual arrangements to make additional payments to the following Financial Intermediaries for our entire suite of fixed annuities: Edward D. Jones & Co., L.P., Merrill Lynch Pierce Fenner & Smith, and Huntington Investment Company.
Inclusion on this list does not imply that these sums necessarily constitute "special cash compensation" as defined by FINRA Conduct Rule 2830(l)(4). We will endeavor to update this listing annually and interim arrangements may not be reflected. We assume no duty to notify any investor whether their investment professional is or should be included in any such listing.
For the fiscal year ended December 31, 2017, additional payments did not in the aggregate exceed approximately $84,000 (excluding corporate-sponsorship related perquisites).

Experts
The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Lisa Proch, General Counsel for Talcott Resolution has passed upon the validity of the interests in the Contracts described in this prospectus.
Federal Tax Considerations
Federal Tax Considerations
A. Introduction
The following summary of tax rules does not provide or constitute any tax advice. It provides only a general discussion of certain of the expected federal income tax consequences with respect to amounts contributed to, invested in or received from a Contract, based on our understanding of the existing provisions of the Code, Treasury Regulations thereunder, and public interpretations thereof by the IRS (e.g., Revenue Rulings, Revenue Procedures or Notices) or by published court decisions. This summary discusses only certain federal income tax consequences to United States Persons, and does not discuss state, local or foreign tax consequences. The term United States Persons means citizens or residents of the United States, domestic corporations, domestic partnerships, trusts or estates that are subject to United States federal income tax, regardless of the source of their income. See "Non-Resident Aliens and Foreign Entities" below regarding annuity purchases by, or payments to, non-U.S. persons.
We have prepared this summary after consultation with tax counsel, but no opinion of tax counsel has been obtained. We do not make any guarantee or representation regarding any tax status (e.g., federal, state, local or foreign) of any Contract or any transaction involving a Contract. In addition, there is always a possibility that the tax treatment of an annuity contract could change by legislation or other means (such as regulations, rulings or judicial decisions). Moreover, it is always possible that any such change in tax treatment could be made retroactive (that is, made effective prior to the date of the change). Accordingly, you should consult a qualified tax adviser for complete information and advice before purchasing a Contract.
In addition, although this discussion addresses certain tax consequences if you use the Contract in various arrangements, including Charitable Remainder Trusts, tax-qualified retirement arrangements, deferred compensation plans, split-dollar insurance arrangements or other employee benefit arrangements, this discussion is not exhaustive. The tax consequences of any such arrangement may vary depending on the particular facts and circumstances of each individual arrangement and whether the arrangement satisfies certain tax qualification or classification requirements. In addition, the tax rules affecting such an arrangement may have changed recently, e.g., by legislation or regulations that affect compensatory or employee benefit arrangements. Therefore, if you are contemplating the use of a Contract in any arrangement the value of which to you depends in part on its tax consequences, you should consult a qualified tax adviser regarding the tax treatment of the proposed arrangement and of any Contract used in it.
As used in the following sections addressing "Federal Tax Considerations," the term "spouse" means the person to whom you are legally married, as determined under federal tax law. This may include opposite or same-sex spouses, but does not include those in domestic partnerships or civil unions which are not recognized as married for federal tax purposes. You are encouraged to consult with an accountant, lawyer or other qualified tax advisor about your own situation.
The federal, as well as state and local, tax laws and regulations require us to report certain transactions with respect to your Contract (such as an exchange of or a distribution from the Contract) to the IRS and state and local tax authorities, and generally to provide you with a copy of what was reported. This copy is not intended to supplant your own records. It is your responsibility to ensure that what you report to the IRS and other relevant taxing authorities on your income tax returns is accurate based on your books and records. You should review whatever is reported to the taxing authorities by us against your own records, and in consultation with your own tax advisor, and should notify us if you find any discrepancies in case corrections have to be made.
THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL PURPOSES ONLY. SPECIAL TAX RULES MAY APPLY WITH RESPECT TO CERTAIN SITUATIONS THAT ARE NOT DISCUSSED HEREIN. EACH POTENTIAL PURCHASER OF A CONTRACT IS ADVISED TO CONSULT WITH A QUALIFIED TAX ADVISER AS TO THE CONSEQUENCES OF ANY AMOUNTS INVESTED IN A CONTRACT UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.
B. Taxation of Talcott Resolution
We are taxed as a life insurance company under Subchapter L of Chapter 1 of the Code. We will own the assets underlying the Contracts. The income earned on such assets will be our income.

C. Taxation of Annuities - General Provisions Affecting Contracts Not Held in Tax-Qualified Retirement Plans
Section 72 of the Code governs the taxation of annuities in general.
1.  Non-Natural Persons as Owners
Pursuant to Code Section 72(u), an annuity contract held by a taxpayer other than a natural person generally is not treated as an annuity contract under the Code. Instead, such a non-natural owner is generally required to currently include in gross income for each taxable year the excess of (a) the sum of the net surrender value of the contract as of the end of the taxable year plus all distributions under the contract received during the taxable year or any prior taxable year, over (b) the sum of the amount of net premiums under the contract for the taxable year and prior taxable years and amounts includible in gross income for prior taxable years with respect to such contract under Section 72(u). However, Section 72(u) does not apply to:
•  A contract the nominal owner of which is a non-natural person but the beneficial owner of which is a natural person (e.g., where the non-natural owner holds the contract as an agent for the natural person);
•  A contract acquired by the estate of a decedent by reason of such decedent's death;
•  Certain contracts acquired with respect to tax-qualified retirement arrangements;
•  Certain contracts held in structured settlement arrangements that may qualify under Code Section 130; or
•  A single premium immediate annuity contract under Code Section 72(u)(4), which provides for substantially equal periodic payments and an annuity starting date that is no later than 1 year from the date of the contract's purchase.
A non-natural owner that is a tax-exempt entity for federal tax purposes (e.g., a tax-qualified retirement trust or a Charitable Remainder Trust) generally would not be subject to federal income tax as a result of such current gross income under Code Section 72(u). However, such a tax-exempt entity, or any annuity contract that it holds, may need to satisfy certain tax requirements in order to maintain its qualification for such favorable tax treatment. See, e.g., IRS Tech. Adv. Memo. 9825001 for certain Charitable Remainder Trusts.
Pursuant to Code Section 72(s), if the owner is a non-natural person, the primary annuitant is treated as the "holder" in applying the required distribution rules described below. These rules require that certain distributions be made upon the death of a "holder." In addition, for a non-natural owner, a change in the primary annuitant is treated as the death of the "holder." However, the provisions of Code Section 72(s) do not apply to certain contracts held in tax-qualified retirement arrangements or structured settlement arrangements.
For tax years beginning after December 31, 2012, estates and trusts with gross income from annuities may be subject to an additional tax (Unearned Income Medicare Contribution) of 3.8%, depending upon the amount of the estate or trust's adjusted gross income for the taxable year.
2.  Other Owners (Natural Persons).
An owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.
The provisions of Section 72 of the Code concerning distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts, which were purchased prior to August 14, 1982. For tax years beginning after December 31, 2012, individuals with gross income from annuities may be subject to an additional tax (Unearned Income Medicare Contribution) of 3.8%, depending upon the amount of the individual's modified adjusted gross income for the taxable year.
a.  Distributions Prior to the Annuity Commencement Date.
i.   Total premium payments less amounts received which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.
ii.   To the extent that the value of the Contract (ignoring any surrender charges except on a full surrender) exceeds the "investment in the contract," such excess constitutes the "income on the contract". It is unclear what value should be used in determining the "income on the contract." We believe that the "income on the contract" does not include some measure of the value of certain future cash-value type benefits, but the IRS could take a contrary position and include such value in determining the "income on the contract".
iii.   Any amount received or deemed received prior to the Annuity Commencement Date (e.g., upon a withdrawal or partial surrender) is deemed to come first from any such "income on the contract" and then from "investment in the contract," and for these purposes such "income on the contract" shall be computed by reference to any aggregation rule in subparagraph 2.c. below. As a result, any such amount received or deemed received (1) shall be includable in gross income to the extent that such amount does not exceed any such "income on the contract," and (2) shall not be includable in gross income to the extent that such amount does exceed any such "income on the contract." If at the time that any amount is received or deemed received there is no "income on the contract" (e.g., because the gross value of the Contract does not exceed the "investment in the contract" and no aggregation rule applies), then such amount received or deemed received will not be includable in gross income, and will simply reduce the "investment in the contract."

iv.   The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b.
v.   In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount received for purposes of this subparagraph a. and the next subparagraph b. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.
b.  Distributions after Annuity Commencement Date.
Annuity payments made periodically after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").
i.   When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.
ii.   If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the Contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.
iii.   Generally, non-periodic amounts received or deemed received after the Annuity Commencement Date are not entitled to any exclusion ratio and shall be fully includable in gross income. However, upon a full surrender after such date, only the excess of the amount received (after any surrender charge) over the remaining "investment in the contract" shall be includable in gross income (except to the extent that the aggregation rule referred to in the next subparagraph c. may apply).
c.  Aggregation of Two or More Annuity Contracts.
Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same owner within the same calendar year (other than certain contracts held in connection with tax-qualified retirement arrangements) will be aggregated and treated as one annuity contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new contract for this purpose. We believe that for any Contracts subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation under subparagraph 2.a., above, of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will be treated first as withdrawals of income until all of the income from all such Contracts is withdrawn. In addition, the Treasury Department has specific authority under the aggregation rules in Code Section 72(e)(12) to issue regulations to prevent the avoidance of the income-out-first rules for non-periodic distributions through the serial purchase of annuity contracts or otherwise. As of the date of this prospectus, there are no regulations interpreting these aggregation provisions.
d.  10% Penalty Tax - Applicable to Certain Withdrawals and Annuity Payments.
i.  If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.
ii.  The 10% penalty tax will not apply to the following distributions:
1.  Distributions made on or after the date the taxpayer has attained the age of 59½.
2.  Distributions made on or after the death of the holder or, where the holder is not an individual, the death of the primary annuitant.
3.  Distributions attributable to a taxpayer becoming disabled.
4.  A distribution that is part of a scheduled series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the taxpayer (or the joint lives or life expectancies of the taxpayer and the taxpayer's designated Beneficiary).
5.  Distributions made under certain annuities issued in connection with structured settlement agreements.
6.  Distributions of amounts which are allocable to the "investment in the contract" prior to August 14, 1982 (see next subparagraph e.).
7.  Distributions purchased by an employer upon termination of certain qualified plans and held by the employer until the employee separates from service.
If the taxpayer avoids this 10% penalty tax by qualifying for the substantially equal periodic payments exception and later such series of payments is modified (other than by death or disability), the 10% penalty tax will be applied retroactively to all the prior periodic payments (i.e., penalty tax plus interest thereon), unless such modification is made after both (a) the taxpayer has reached age 59½ and (b) 5 years have elapsed since the first of these periodic payments.
e.  Special Provisions Affecting Contracts Obtained Through a Tax-Free Exchange of Other Annuity or Life Insurance Contracts Purchased Prior to August 14, 1982.

If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount received or deemed received prior to the Annuity Commencement Date shall be deemed to come (1) first from the amount of the "investment in the contract" prior to August 14, 1982 ("pre-8/14/82 investment") carried over from the prior Contract, (2) then from the portion of the "income on the contract" (carried over to, as well as accumulating in, the successor Contract) that is attributable to such pre-8/14/82 investment, (3) then from the remaining "income on the contract" and (4) last from the remaining "investment in the contract." As a result, to the extent, that such amount received or deemed received does not exceed such pre-8/14/82 investment; such amount is not includable in gross income. In addition, to the extent that such amount received or deemed received does not exceed the sum of (a) such pre-8/14/82 investment and (b) the "income on the contract" attributable thereto, such amount is not subject to the 10% penalty tax. In all other respects, amounts received or deemed received from such post-exchange Contracts are generally subject to the rules described in this subparagraph e.
f.  Required Distributions.
i.  Death of owner or primary Annuitant
Subject to the alternative election or spouse beneficiary provisions in ii or iii below:
1.  If any owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution being used as of the date of such death;
2.  If any owner dies before the Annuity Commencement Date, the entire interest in the Contract shall be distributed within 5 years after such death; and
3.  If the owner is not an individual, then for purposes of 1 or 2 above, the primary annuitant under the Contract shall be treated as the owner, and any change in the primary annuitant shall be treated as the death of the owner. The primary Annuitant is the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.
ii.  Alternative Election to Satisfy Distribution Requirements
If any portion of the interest of an owner described in i. above is payable to or for the benefit of a designated beneficiary, such beneficiary may elect to have the portion distributed over a period that does not extend beyond the life or life expectancy of the beneficiary. Such distributions must begin within a year of the owner's death.
iii.  Spouse Beneficiary
If any portion of the interest of an owner is payable to or for the benefit of his or her spouse, and the Annuitant or Contingent Annuitant is living, such spouse shall be treated as the owner of such portion for purposes of section i. above. This spousal contract continuation shall apply only once for this Contract.
iv.  Civil Union or Domestic Partner
Upon the death of the Contract owner prior to the Annuity Commencement Date, if the designated beneficiary is the surviving civil union or domestic partner of the Contract owner, rather than the spouse of the Contract owner, then such designated beneficiary is not permitted to continue the Contract as the succeeding Contract owner. A designated beneficiary who is a same sex spouse will be permitted to continue the Contract as the succeeding Contract owner.
g.  Addition of Rider or Material Change
The addition of a rider to the Contract, or a material change in the Contract's provisions, could cause it to be considered newly issued or entered into for tax purposes, and thus could cause the Contract to lose certain grandfathered tax status. Please contact your tax adviser for more information.
h.  Partial Exchanges
The owner of an annuity contract can direct its insurer to transfer a portion of the contract's cash value directly to another annuity contract (issued by the same insurer or by a different insurer), and such a direct transfer can qualify for tax-free exchange treatment under Code Section 1035 (a "partial exchange"). The IRS in Revenue Procedure 2011-38, indicated that a partial exchange made on or after October 24, 2011 will be treated as a tax-free exchange under Code Section 1035 if there is no distribution from or surrender of, either contract involved in the exchange within 180 days of such exchange. Amounts received as annuity payments for a period of at least 10 years on one or more lives will not be treated as distributions for this purpose. If a transfer does not meet the 180-day test, the IRS will apply general tax rules to determine the substance and treatment of the transfer.
We advise you to consult with a qualified tax adviser as to the potential tax consequences before attempting any partial exchanges.
D. Federal Income Tax Withholding
The portion of an amount received under a Contract that is taxable gross income to the recipient is also subject to federal income tax withholding, pursuant to Code Section 3405, which requires the following:
1.  Non-Periodic Distributions. The portion of a non-periodic distribution that is includable in gross income is subject to federal income tax withholding unless the recipient elects not to have such tax withheld ("election out"). We will provide such an "election out" form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold 10 percent of the includable amount of distribution and remit it to the IRS.
2.  Periodic Distributions (payable over a period greater than one year). The portion of a periodic distribution that is includable in gross income is subject to federal income tax withholding as if the recipient were married claiming three exemptions, unless the recipient elects otherwise. A recipient may elect out of such withholding, or elect to have income tax withheld at a different rate, by providing a completed election form. We will provide such an election form at the time such a distribution is requested. If the necessary "election out" forms are not submitted to us in a timely manner, we are required to withhold tax as if the recipient were married claiming three exemptions, and remit the tax to the IRS.
Generally, no "election out" is permitted if the distribution is delivered outside the United States and any possession of the United States. Regardless of any "election out" (or any amount of tax actually withheld) on an amount received from a Contract, the recipient is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. You also may be required to pay penalties under the estimated income tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.
E. General Provisions Affecting Qualified Retirement Plans
The Contract may be used for a number of qualified retirement plans. If the Contract is being purchased with respect to some form of qualified retirement plan, please refer to the section entitled "Information Regarding Tax-Qualified Retirement Plans" below for information relative to the types of plans for which it may be used and the general explanation of the tax features of such plans.
F. Nonresident Aliens and Foreign Entities
The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. persons (such as U.S. citizens or U.S. resident aliens). Purchasers (and payees such as a purchaser's beneficiary) that are not U.S. persons (such as a Nonresident Alien) will generally be subject to U.S. federal income tax and withholding on taxable annuity distributions at a 30% rate, unless a lower treaty rate applies and any required information and IRS tax forms (such as IRS Form W-8BEN) are submitted to us. If withholding tax applies, we are generally required to withhold tax at a 30% rate, or a lower treaty rate if applicable, and remit it to the IRS. Foreign entities (such as foreign corporations, foreign partnerships, or foreign trusts) must provide the appropriate IRS tax forms (such as IRS Form W-8BEN-E or other appropriate Form W-8). If required by law, we may withhold 30% from any taxable payment in accordance with applicable requirements such as The Foreign Account Tax Compliance Act (FATCA) and applicable regulations. An updated Form W-8 is generally required to be submitted every three years. Purchasers may also be subject to state premium tax, other state and/or municipal taxes, and taxes that may be imposed by the purchaser's country of citizenship or residence.
G. Estate, Gift and Generation-Skipping Tax and Related Tax Considerations
Any amount payable upon an owner's death, whether before or after the Annuity Commencement Date, is generally includable in the owner's estate for federal estate tax purposes. Similarly, prior to the owner's death, the payment of any amount from the Contract, or the transfer of any interest in the Contract, to a beneficiary or other person for less than adequate consideration may have federal gift tax consequences. In addition, any transfer to, or designation of, a non-spouse beneficiary who either is (1) 37½ or more years younger than an owner or (2) a grandchild (or more remote further descendent) of an owner may have federal generation-skipping-transfer ("GST") tax consequences under Code Section 2601. Regulations under Code Section 2662 may require us to deduct any such GST tax from your Contract, or from any applicable payment, and pay it directly to the IRS.
In addition, as indicated above in "Distributions Prior to the Annuity Commencement Date," the transfer of a Contract for less than adequate consideration during the owner's lifetime generally is treated as producing an amount received by such owner that is subject to both income tax and the 10% penalty tax. To the extent that such an amount deemed received causes an amount to be includable currently in such owner's gross income, this same income amount could produce a corresponding increase in such owner's tax basis for such Contract that is carried over to the transferee's tax basis for such Contract under Code Section 72(e) (4) (C) (iii) and Section 1015.
H. Tax Disclosure Obligations
In some instances certain transactions must be disclosed to the IRS or penalties could apply. See, for example, IRS Notice 2004-67. The Code also requires certain "material advisers" to maintain a list of persons participating in such "reportable transactions," which list must be furnished to the IRS upon request. It is possible that such disclosures could be required by us, the owner(s) or other persons involved in transactions involving annuity contracts. It is the responsibility of each party, in consultation with their tax and legal advisers, to determine whether the particular facts and circumstances warrant such disclosures.
I. Information Regarding Tax-Qualified Retirement Plans
This summary does not attempt to provide more than general information about the federal income tax rules associated with use of a Contract by a tax-qualified retirement plan. State income tax rules applicable to tax-qualified retirement plans often differ from federal income tax rules, and this summary does not describe any of these differences. Because of the complexity of the tax rules, owners, participants and beneficiaries are encouraged to consult their own tax advisors as to specific tax consequences.
The Contracts are available to a variety of tax-qualified retirement plans and arrangements (a "Qualified Plan" or "Plan"). Tax restrictions and consequences for Contracts, accounts under each type of Qualified Plan differ from each other and from those for Non-Qualified Contracts. In addition, individual Qualified Plans may have terms and conditions that impose additional rules. Therefore, no attempt is made herein to provide more than general information about the use of the Contract with the various types of Qualified Plans. Participants under such Qualified Plans, as well as Contract owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such Qualified Plans may be subject to terms and conditions of the Plans themselves or limited by applicable law, regardless of the terms and conditions of the Contract issued in connection therewith. Qualified Plans generally provide for the tax deferral of income regardless of whether the Qualified Plan invests in an annuity or other investment. You should consider if the Contract is a suitable investment if you are investing through a Qualified Plan.
The following is only a general discussion about types of Qualified Plans for which the Contracts may be available. We are not the plan administrator for any Qualified Plan. The plan administrator or custodian, whichever is applicable, (but not us) is responsible for all Plan administrative duties including, but not limited to, notification of distribution options, disbursement of Plan benefits, handling any processing and administration of Qualified Plan loans, compliance regulatory requirements and federal and state tax reporting of income/distributions from the Plan to Plan participants and, if applicable, beneficiaries of Plan participants and IRA contributions from Plan participants. Our administrative duties are limited to administration of the Contract and any disbursements of any Contract benefits to the owner, annuitant or beneficiary of the Contract, as applicable. Our tax reporting responsibility is limited to federal and state tax reporting of income/distributions to the applicable payee and IRA contributions from the owner of a Contract, as recorded on our books and records. If you are purchasing a Qualified Contract, you should consult with your Plan administrator and/or a qualified tax adviser. You also should consult with a qualified tax adviser and/or Plan administrator before you withdraw any portion of your Account Value.
The tax rules applicable to Qualified Contracts and Qualified Plans, including restrictions on contributions and distributions, taxation of distributions and tax penalties, vary according to the type of Qualified Plan, as well as the terms and conditions of the Plan itself. Various tax penalties may apply to contributions in excess of specified limits, plan distributions (including loans) that do not comply with specified limits, or other restrictions and certain other transactions relating to such Plans. Accordingly, this summary provides only general information about the tax rules associated with use of a Qualified Contract in such a Qualified Plan. In addition, some Qualified Plans are subject to distribution and other requirements that are not incorporated into our administrative procedures. Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions comply with applicable tax (and non-tax) law. Because of the complexity of these rules, owners, participants and beneficiaries are advised to consult with a qualified tax adviser as to specific tax consequences.
We do not currently offer the Contracts in connection with all of the types of Qualified Plans discussed below, and may not offer the Contracts for all types of Qualified Plans in the future.
1. Individual Retirement Annuities ("IRAs").
In addition to "traditional" IRAs governed by Code Sections 408(a) and (b) ("Traditional IRAs"), there are Roth IRAs governed by Code Section 408A, SEP IRAs governed by Code Section 408(k), and SIMPLE IRAs governed by Code Section 408(p). Also, Qualified Plans under Code Section 401 or 457(b) that include after-tax employee contributions may be treated as deemed IRAs subject to the same rules and limitations as Traditional IRAs. Contributions to each of these types of IRAs are subject to differing limitations. The following is a very general description of each type of IRA for which a Contract is available.
a.  Traditional IRAs
Traditional IRAs are subject to limits on the amounts that may be contributed each year, the persons who may be eligible to make contributions, and the time when minimum distributions must begin. Depending upon the circumstances of the individual, contributions to a Traditional IRA may be made on a deductible or non-deductible basis. Failure to make required minimum distributions ("RMDs") when the owner reaches age 70½ or dies, as described below, may result in imposition of a 50% additional tax on any excess of the RMD amount over the amount actually distributed. In addition, any amount received before the owner reaches age 59½ or dies is subject to a 10% additional tax on premature distributions, unless a special exception applies, as described below. Under Code Section 408(e), an IRA may not be used for borrowing (or as security for any loan) or in certain prohibited transactions, and such a transaction could lead to the complete tax disqualification of an IRA.
You (or your surviving spouse if you die) may rollover funds tax-free from certain existing Qualified Plans (such as proceeds from existing insurance contracts, annuity contracts or securities) into your Traditional IRA under certain circumstances, as indicated below. However, mandatory tax withholding of 20% may apply to any eligible rollover distribution from certain types of Qualified Plans if the distribution is not transferred directly to your Traditional IRA or another Qualified Plan. In addition, under Code Section 402(c)(11), a non-spouse "designated beneficiary" of a deceased Plan participant may make a tax-free "direct rollover" (in the form of a direct transfer between Plan fiduciaries, as described below in "Rollover Distributions") from certain Qualified Plans to a Traditional IRA for such beneficiary, but such Traditional IRA must be designated and treated as an "inherited IRA" that remains subject to applicable RMD rules (as if such IRA had been inherited from the deceased Plan participant).
b.  SEP IRAs
Code Section 408(k) provides for a Traditional IRA in the form of an employer-sponsored defined contribution plan known as a Simplified Employee Pension ("SEP") or a SEP IRA. A SEP IRA can have employer contributions, employee and salary reduction contributions, as well as higher overall contribution limits than a Traditional IRA, but a SEP is also subject to special tax-qualification requirements (e.g., on participation, nondiscrimination and withdrawals) and sanctions. Otherwise, a SEP IRA is generally subject to the same tax rules as for a Traditional IRA, which are described above. Please note that the IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
c.  SIMPLE IRAs
The Savings Incentive Match Plan for Employees of Small Employers ("SIMPLE Plan") is a form of an employer-sponsored Qualified Plan that provides IRA benefits for the participating employees ("SIMPLE IRAs"). Depending upon the SIMPLE Plan, employers may make plan contributions into a SIMPLE IRA established by each eligible participant. Like a Traditional IRA, a SIMPLE IRA is subject to the 50% additional tax for failure to make a full RMD, and to the 10% additional tax on premature distributions, as described below. In addition, the 10% additional tax is increased to 25% for amounts received during the 2-year period beginning on the date you first participated in a qualified salary reduction arrangement pursuant to a SIMPLE Plan maintained by your employer under Code Section 408(p)(2). Contributions to a SIMPLE IRA may be either salary deferral contributions or employer contributions, and these are subject to different tax limits from those for a Traditional IRA. Please note that the SIMPLE IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as an SIMPLE IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
A SIMPLE Plan may designate a single financial institution (a Designated Financial Institution) as the initial trustee, custodian or issuer (in the case of an annuity contract) of the SIMPLE IRA set up for each eligible participant. However, any such Plan also must allow each eligible participant to have the balance in his SIMPLE IRA held by the Designated Financial Institution transferred without cost or penalty to a SIMPLE IRA maintained by a different financial institution. Absent a Designated Financial Institution, each eligible participant must select the financial institution to hold his SIMPLE IRA, and notify his employer of this selection.
If we do not serve as the Designated Financial Institution for your employer's SIMPLE Plan, for you to use one of our Contracts as a SIMPLE IRA, you need to provide your employer with appropriate notification of such a selection under the SIMPLE Plan. If you choose, you may arrange for a qualifying transfer of any amounts currently held in another SIMPLE IRA for your benefit to your SIMPLE IRA with us.
d.  Roth IRAs
Code Section 408A permits eligible individuals to establish a Roth IRA. Contributions to a Roth IRA are not deductible, but withdrawals of amounts contributed and the earnings thereon that meet certain requirements are not subject to federal income tax. In general, Roth IRAs are subject to limitations on the amounts that may be contributed by the persons who may be eligible to contribute, certain Traditional IRA restrictions, and certain RMD rules on the death of the Contract owner. Unlike a Traditional IRA, Roth IRAs are not subject to RMD rules during the Contract owner's lifetime. Generally, however, upon the owner's death the amount remaining in a Roth IRA must be distributed by the end of the fifth year after such death or distributed over the life expectancy of a designated beneficiary. Prior to January 1, 2018, the owner of a Traditional IRA or other qualified plan assets could recharacterize a Traditional IRA into a Roth IRA under certain circumstances. Effective January 1, 2018, a Traditional IRA or other qualified plan cannot be recharacterized as a Roth IRA. Tax-free rollovers from a Roth IRA can be made only to another Roth IRA under limited circumstances, as indicated below. After 2007, distributions from eligible Qualified Plans can be "rolled over" directly (subject to tax) into a Roth IRA under certain circumstances. Anyone considering the purchase of a Qualified Contract as a Roth IRA or a "conversion" Roth IRA should consult with a qualified tax adviser. Please note that the Roth IRA rider for the Contract has provisions that are designed to maintain the Contract's tax qualification as a Roth IRA, and therefore could limit certain benefits under the Contract (including endorsement, rider or option benefits) to maintain the Contract's tax qualification.
2. Qualified Pension or Profit-Sharing Plan or Section 401(k) Plan
Provisions of the Code permit eligible employers to establish a tax-qualified pension or profit sharing plan (described in Section 401(a), and Section 401(k) if applicable, and exempt from taxation under Section 501(a)). Such a Plan is subject to limitations on the amounts that may be contributed, the persons who may be eligible to participate, the amounts of "incidental" death benefits, and the time when RMDs must commence. In addition, a Plan's provision of incidental benefits may result in currently taxable income to the participant for some or all of such benefits. Amounts may be rolled over tax-free from a Qualified Plan to another Qualified Plan under certain circumstances, as described below. Anyone considering the use of a Qualified Contract in connection with such a Qualified Plan should seek competent tax and other legal advice.

In particular, please note that these tax rules provide for limits on death benefits provided by a Qualified Plan (to keep such death benefits "incidental" to qualified retirement benefits), and a Qualified Plan (or a Qualified Contract) often contains provisions that effectively limit such death benefits to preserve the tax qualification of the Qualified Plan (or Qualified Contract). In addition, various tax-qualification rules for Qualified Plans specifically limit increases in benefits once RMDs begin, and Qualified Contracts are subject to such limits. As a result, the amounts of certain benefits that can be provided by any option under a Qualified Contract may be limited by the provisions of the Qualified Contract or governing Qualified Plan that are designed to preserve its tax qualification.
3. Deferred Compensation Plans under Section 457 ("Section 457 Plans")
Certain governmental employers, or tax-exempt employers other than a governmental entity, can establish a Deferred Compensation Plan under Code Section 457. For these purposes, a "governmental employer" is a State, a political subdivision of a State, or an agency or an instrumentality of a State or political subdivision of a State. A Deferred Compensation Plan that meets the requirements of Code Section 457(b) is called an "Eligible Deferred Compensation Plan" or "Section 457(b) Plan." Code Section 457(b) limits the amount of contributions that can be made to an Eligible Deferred Compensation Plan on behalf of a participant. Generally, the limitation on contributions is the lesser of (1) 100% of a participant's includible compensation or (2) the applicable dollar amount, equal to $18,000 for 2017 and $18,500 for 2018. The Plan may provide for additional "catch-up" contributions during the three taxable years ending before the year in which certain participants attain normal retirement age. In addition, with an eligible Deferred Compensation Plan for a governmental employer, the contribution limitation may be increased under Code Section 457(e)(18) to allow certain "catch-up" contributions for individuals who have attained age 50, but only one "catch-up" may be used in a particular year. In addition, under Code Section 457(d) a Section 457(b) Plan may not make amounts available for distribution to participants or beneficiaries before (1) the calendar year in which the participant attains age 70½, (2) the participant has a severance from employment (including death), or (3) the participant is faced with an unforeseeable emergency (as determined in accordance with regulations).
Under Code Section 457(g) all of the assets and income of an Eligible Deferred Compensation Plan for a governmental employer must be held in trust for the exclusive benefit of participants and their beneficiaries. For this purpose, annuity contracts and custodial accounts described in Code Section 401(f) are treated as trusts. This trust requirement does not apply to amounts under an Eligible Deferred Compensation Plan of a tax-exempt (non-governmental) employer. In addition, this trust requirement does not apply to amounts held under a Deferred Compensation Plan of a governmental employer that is not a Section 457(b) Plan. Where the trust requirement does not apply, amounts held under a Section 457 Plan must remain subject to the claims of the employer's general creditors under Code Section 457(b)(6).
4. Taxation of Amounts Received from Qualified Plans
Except under certain circumstances in the case of Roth IRAs, amounts received from Qualified Contracts or Plans generally are taxed as ordinary income under Code Section 72, to the extent that they are not treated as a tax-free recovery of after-tax contributions or other "investment in the contract." For annuity payments and other amounts received after the Annuity Commencement Date from a Qualified Contract or Plan, the tax rules for determining what portion of each amount received represents a tax-free recovery of "investment in the contract" are generally the same as for Non-Qualified Contracts, as described above.
For non-periodic amounts from certain Qualified Contracts or Plans, Code Section 72(e)(8) provides special rules that generally treat a portion of each amount received as a tax-free recovery of the "investment in the contract," based on the ratio of the "investment in the contract" over the Account Value at the time of distribution. However, in determining such a ratio, certain aggregation rules may apply and may vary, depending on the type of Qualified Contract or Plan. For instance, all Traditional IRAs owned by the same individual are generally aggregated for these purposes, but such an aggregation does not include any IRA inherited by such individual or any Roth IRA owned by such individual.
In addition, additional taxes, mandatory tax withholding or rollover rules may apply to amounts received from a Qualified Contract or Plan, as indicated below, and certain exclusions may apply to certain distributions (e.g., distributions from an eligible Government Plan to pay qualified health insurance premiums of an eligible retired public safety officer or, during 2011, certain distributions from an IRA for charitable purposes). Accordingly, you are advised to consult with a qualified tax adviser before taking or receiving any amount (including a loan) from a Qualified Contract or Plan.
5. Additional Taxes for Qualified Plans
Unlike Non-Qualified Contracts, Qualified Contracts are subject to federal additional taxes not just on premature distributions, but also on excess contributions and failures to make required minimum distributions ("RMDs"). Additional taxes on excess contributions can vary by type of Qualified Plan and which person made the excess contribution (e.g., employer or an employee). The additional taxes on premature distributions and failures to make timely RMDs are more uniform, and are described in more detail below.
a.  Additional Taxes on Premature Distributions

Code Section 72(t) imposes an additional income tax equal to 10% of the taxable portion of a distribution from certain types of Qualified Plans that is made before the employee reaches age 59½. However, this 10% additional tax does not apply to a distribution that is either:
(i)  made to a beneficiary (or to the employee's estate) on or after the employee's death;
(ii)  attributable to the employee's becoming disabled under Code Section 72(m)(7);
(iii)  part of a series of substantially equal periodic payments (not less frequently than annually - "SEPPs") made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and a designated beneficiary ("SEPP Exception"), and for certain Qualified Plans (other than IRAs) such a series must begin after the employee separates from service;
(iv)  (except for IRAs) made to an employee after separation from service after reaching age 55 (or made after age 50 in the case of a qualified public safety employee separated from certain government plans);
(v)  (except for IRAs) made to an alternate payee pursuant to a qualified domestic relations order under Code Section 414(p) (a similar exception for IRAs in Code Section 408(d)(6) covers certain transfers for the benefit of a spouse or ex-spouse);
(vi)  not greater than the amount allowable as a deduction to the employee for eligible medical expenses during the taxable year; or
(vii)  certain qualified reservist distributions under Code Section 72(t)(2)(G) upon a call to active duty.
In addition, the 10% additional tax does not apply to a distribution from an IRA that is either:
(viii)  made after separation from employment to an unemployed IRA owner for health insurance premiums, if certain conditions are met;
(ix)  not in excess of the amount of certain qualifying higher education expenses, as defined by Code Section 72(t)(7); or
(x)  for a qualified first-time homebuyer and meets the requirements of Code Section 72(t) (8).
If the taxpayer avoids this 10% additional tax by qualifying for the SEPP Exception and later such series of payments is modified (other than by death or disability), the 10% additional tax will be applied retroactively to all the prior periodic payments (i.e., additional tax plus interest thereon), unless such modification is made after both (a) the employee has reached age 59½ and (b) 5 years have elapsed since the first of these periodic payments.
For any premature distribution from a SIMPLE IRA during the first 2 years that an individual participates in a salary reduction arrangement maintained by that individual's employer under a SIMPLE Plan, the 10% additional tax rate is increased to 25%.
b.  RMDs and 50% Additional Tax
If the amount distributed from a Qualified Contract or Plan is less than the amount of the required minimum distribution ("RMD") for the year, the participant is subject to a 50% additional tax on the amount that has not been timely distributed.
An individual's interest in a Qualified Plan generally must be distributed, or begin to be distributed, not later than the Required Beginning Date. Generally, the Required Beginning Date is April 1 of the calendar year following the later of -
(i)  the calendar year in which the individual attains age 70½, or
(ii)  (except in the case of an IRA or a 5% owner, as defined in the Code) the calendar year in which a participant retires from service with the employer sponsoring a Qualified Plan that allows such a later Required Beginning Date.
The entire interest of the individual must be distributed beginning no later than the Required Beginning Date over -
(a)  the life of the individual or the lives of the individual and a designated beneficiary (as specified in the Code), or
(b)  over a period not extending beyond the life expectancy of the individual or the joint life expectancy of the individual and a designated beneficiary.
If an individual dies before reaching the Required Beginning Date, the individual's entire interest generally must be distributed within 5 years after the individual's death. However, this RMD rule will be deemed satisfied if distributions begin before the close of the calendar year following the individual's death to a designated beneficiary and distribution is over the life of such designated beneficiary (or over a period not extending beyond the life expectancy of such beneficiary). If such beneficiary is the individual's surviving spouse, distributions may be delayed until the deceased individual would have attained age 70½.
If an individual dies after RMDs have begun for such individual, any remainder of the individual's interest generally must be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.
The RMD rules that apply while the Contract owner is alive do not apply with respect to Roth IRAs. The RMD rules applicable after the death of the owner apply to all Qualified Plans, including Roth IRAs. In addition, if the owner of a Traditional or Roth IRA dies and the owner's surviving spouse is the sole designated beneficiary, this surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.
The RMD amount for each year is determined generally by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. RMD incidental benefit rules also may require a larger annual RMD amount, particularly when distributions are made over the joint lives of the owner and an individual other than his or her spouse. RMDs also can be made in the form of annuity payments that satisfy the rules set forth in Regulations under the Code relating to RMDs.
In addition, in computing any RMD amount based on a contract's account value, such account value must include the actuarial value of certain additional benefits provided by the contract. As a result, electing an optional benefit under a Qualified Contract may require the RMD amount for such Qualified Contract to be increased each year, and expose such additional RMD amount to the 50% additional tax for RMDs if such additional RMD amount is not timely distributed.
6. Tax Withholding for Qualified Plans
Distributions from a Qualified Contract or Qualified Plan generally are subject to federal income tax withholding requirements. These federal income tax withholding requirements, including any "elections out" and the rate at which withholding applies, generally are the same as for periodic and non-periodic distributions from a Non-Qualified Contract, as described above, except where the distribution is an "eligible rollover distribution" (described below in "Rollover Distributions"). In the latter case, tax withholding is mandatory at a rate of 20% of the taxable portion of the "eligible rollover distribution," to the extent it is not directly rolled over to an IRA or other Eligible Retirement Plan (described below in "Rollover Distributions"). Payees cannot elect out of this mandatory 20% withholding in the case of such an "eligible rollover distribution."
Also, special withholding rules apply with respect to distributions from non-governmental Section 457(b) Plans, and to distributions made to individuals who are neither citizens nor resident aliens of the United States.
Regardless of any "election out" (or any actual amount of tax actually withheld) on an amount received from a Qualified Contract or Plan, the payee is generally liable for any failure to pay the full amount of tax due on the includable portion of such amount received. A payee also may be required to pay penalties under estimated income tax rules, if the withholding and estimated tax payments are insufficient to satisfy the payee's total tax liability.
7. Rollover Distributions
The current tax rules and limits for tax-free rollovers and transfers between Qualified Plans vary according to (1) the type of transferor Plan and transferee Plan, (2) whether the amount involved is transferred directly between Plan fiduciaries (a "direct transfer" or a "direct rollover") or is distributed first to a participant or beneficiary who then transfers that amount back into another eligible Plan within 60 days (a "60-day rollover"), and (3) whether the distribution is made to a participant, spouse or other beneficiary. Accordingly, we advise you to consult with a qualified tax adviser before receiving any amount from a Qualified Contract or Plan or attempting some form of rollover or transfer with a Qualified Contract or Plan.
For instance, generally any amount can be transferred directly from one type of Qualified Plan to the same type of Plan for the benefit of the same individual, without limit (or federal income tax), if the transferee Plan is subject to the same kinds of restrictions as the transfer or Plan and certain other conditions to maintain the applicable tax qualification are satisfied. Such a "direct transfer" between the same kinds of Plan is generally not treated as any form of "distribution" out of such a Plan for federal income tax purposes.
By contrast, an amount distributed from one type of Plan into a different type of Plan generally is treated as a "distribution" out of the first Plan for federal income tax purposes, and therefore to avoid being subject to federal income tax, such a distribution must qualify either as a "direct rollover" (made directly to another Plan fiduciary) or as a "60-day rollover." The tax restrictions and other rules for a "direct rollover" and a "60-day rollover" are similar in many ways, but if any "eligible rollover distribution" made from certain types of Qualified Plan is not transferred directly to another Plan fiduciary by a "direct rollover," then it is subject to mandatory 20% withholding, even if it is later contributed to that same Plan or other Qualified Plan in a "60-day rollover" by the recipient. If any amount less than 100% of such a distribution (e.g., the net amount after the 20% withholding) is transferred to another Plan in a "60-day rollover," the missing amount that is not rolled over remains subject to normal income tax plus any applicable additional tax (e.g., 10% additional tax on early distributions).
Under Code Sections 402(f)(2)(A) and 3405(c)(3) an "eligible rollover distribution" (which is both eligible for rollover treatment and subject to 20% mandatory withholding absent a "direct rollover") is generally any distribution to an employee of any portion (or all) of the balance to the employee's credit in any of the following types of "Eligible Retirement Plan": (1) a Qualified Plan under Code Section 401(a) ("Qualified 401(a) Plan"), (2) a qualified annuity plan under Code Section 403(a) ("Qualified Annuity Plan"), (3) a governmental Section 457(b) Plan. However, an "eligible rollover distribution" does not include any distribution that is either:
a.    an RMD amount;

b.
one of a series of substantially equal periodic payments (not less frequently than annually) made either (i) for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and a designated beneficiary, or (ii) for a specified period of 10 years or more; or

c.    any distribution made upon hardship of the employee.
Before making an "eligible rollover distribution," a Plan administrator generally is required under Code Section 402(f) to provide the recipient with advance written notice of the "direct rollover" and "60-day rollover" rules and the distribution's exposure to the 20% mandatory withholding if it is not made by "direct rollover." Generally, under Code Sections 402(c) and 457(e)(16), a "direct rollover" or a "60-day rollover" of an "eligible rollover distribution" can be made to a Traditional IRA or to another Eligible

Retirement Plan that agrees to accept such a rollover. However, the maximum amount of an "eligible rollover distribution" that can qualify for a tax-free "60-day rollover" is limited to the amount that otherwise would be includable in gross income. By contrast, a "direct rollover" of an "eligible rollover distribution" can include after-tax contributions as well, if the direct rollover is made either to a Traditional IRA or to another form of Eligible Retirement Plan that agrees to account separately for such a rollover, including accounting for such after-tax amounts separately from the otherwise taxable portion of this rollover. Separate accounting also is required for all amounts (taxable or not) that are rolled into a governmental Section 457(b) Plan from either a Qualified Section 401(a) Plan, Qualified Annuity Plan, TSA or IRA. These amounts, when later distributed from the governmental Section 457(b) Plan, are subject to any premature distribution additional tax applicable to distributions from such a "predecessor" Qualified Plan.
Rollover rules for distributions from IRAs under Code Sections 408(d)(3) and 408A(d)(3) also vary according to the type of transferor IRA and type of transferee IRA or other Plan. For instance, generally no tax-free "direct rollover" or "60-day rollover" can be made between a "NonRoth IRA" (Traditional, SEP or SIMPLE IRA) and a Roth IRA, and a transfer from NonRoth IRA to a Roth IRA, or a "conversion" of a NonRoth IRA to a Roth IRA, is subject to special rules. In addition, generally no tax-free "direct rollover" or "60-day rollover" can be made between an "inherited IRA" (NonRoth or Roth) for a beneficiary and an IRA set up by that same individual as the original owner. Generally, any amount other than an RMD distributed from a Traditional or SEP IRA is eligible for a "direct rollover" or a "60-day rollover" to another Traditional IRA for the same individual. Similarly, any amount other than an RMD distributed from a Roth IRA is generally eligible for a "direct rollover" or a "60-day rollover" to another Roth IRA for the same individual. However, in either case such a tax-free 60-day rollover is limited to one per year (365-day period); whereas no 1-year limit applies to any such "direct rollover." Similar rules apply to a "direct rollover" or a "60-day rollover" of a distribution from a SIMPLE IRA to another SIMPLE IRA or a Traditional IRA, except that any distribution of employer contributions from a SIMPLE IRA during the initial 2-year period in which the individual participates in the employer's SIMPLE Plan is generally disqualified (and subject to the 25% additional tax on premature distributions) if it is not rolled into another SIMPLE IRA for that individual. Amounts other than RMDs distributed from a Traditional or SEP IRA (or SIMPLE IRA after the initial 2-year period) also are eligible for a "direct rollover" or a "60-day rollover" to an Eligible Retirement Plan (e.g., a TSA) that accepts such a rollover, but any such rollover is limited to the amount of the distribution that otherwise would be includable in gross income (i.e., after-tax contributions are not eligible).
Special rules also apply to transfers or rollovers for the benefit of a spouse (or ex-spouse) or a non-spouse designated beneficiary, Plan distributions of property, and obtaining a waiver of the 60-day limit for a tax-free rollover from the IRS. The Katrina Emergency Tax Relief Act of 2005 (KETRA) allows certain amounts to be recontributed within three years as a rollover contribution to a plan from which a KETRA distribution was taken.

Appendix A — Modified Guaranteed Annuity for Qualified Plans
The CRC ® (Compound Rate Contract) Generations Annuity for Qualified Plans is a group deferred annuity Contract ("Group Annuity Contract") under which one or more purchase payments may be made. Plans eligible to purchase the Contract were pension and profit-sharing plans qualified under §401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under §457 of the Code ("Qualified Plans").
To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent purchase payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own initial and subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.
Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.
If you are purchasing the Contract for use in an IRA or other qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or other qualified plan receives tax deferred treatment under the Code.

APP A - 1

Appendix B — Market Value Adjustment
The formula that will be used to determine the MVA is: [(1 + i)/(1 + j)] n/12 , where

i	=	The Guarantee Rate in effect for the Current Guarantee Period (expressed as a decimal, e.g., 1% = .01).
j	=
The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the nearest whole number of years).

n	=	The number of complete months from the surrender date to the end of the current Guarantee Period.
Example of Market Value Adjustment

Beginning Account Value:	$50,000
Guarantee Period:	5 years
Guarantee Rate:	5.50% per annum
Full Surrender:	Middle of contract year 3
Last 12 months interest:	$2,980
Example 1 (Featuring a current rate that is higher than the Guarantee Rate):

Gross surrender value at middle of Contract Year 3:	= $50,000 (1.055)2.5 = $57,161.18
Net surrender value at middle of Contract Year 3:	= ($57,161.18 – $2980 – (.05)($57,161.18 – $2980)) x MVA + $2980
=$51,472.12 x MVA + $2980
MVA Calculation:
i	= .055
j	= .061
n	= 30
MVA	= [(1+.055)/(1+.061)]30/12
= .985922299
Net Surrender Value at middle of Contract Year 3:	= $51,472.12 x MVA + $2980
= $51,472.12 x .985922299 + $2980
= $53,727.51
Example 2: (Featuring a current rate that is lower than the Guarantee Rate):

Gross surrender value at middle of Contract Year 3:	= $50,000 (1.055)2.5 = $57,161.18
Net surrender value at middle of Contract Year 3:	= ($57,161.18 – $2980 – (.05)($57,161.18 – $2980)) x MVA + $2980
= $51,472.12 x MVA + $2980
MVA Calculation:
i	= .055
j	= .050
n	= 30
MVA	= [(1+.055)/(1+.050)]30/12
= 1.011947313
Net Surrender Value at middle of Contract Year 3:	= $51,472.12 x MVA + $2980
= $51,472.12 x 1.011947313 + $2980
=$55,067.07
Note: These examples do not include any applicable taxes

APP B - 1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimated. This product is no longer actively sold.

Registration fees	N/A
Federal taxes	N/A
State taxes and fees (based on 50 state average)	N/A
Trustee's fees	N/A
Transfer agents' fees	N/A
Printing and distribution	$4,102*
Legal fees	$213*
Accounting fees	N/A
Independent Public Accountant fees	$4,000*
Engineering fees	N/A
Directors and officers insurance premium paid by Registrant	N/A
*Estimated expense
Item 15. Indemnification of Directors and Officers

Section 33-776 of the Connecticut General Statutes states that: "a corporation may provide indemnification of, or advance expenses to, a director, officer, employee or agent only as permitted by sections 33-770 to 33-779, inclusive."
Provision is made that the Corporation, to the fullest extent permissible by applicable law as then in effect, shall indemnify any individual who is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (each, a "Proceeding") because such individual is or was (i) a Director, or (ii) an officer or employee of the Corporation (for purposes of the by laws, each an "Officer"), against obligations to pay judgments, settlements, penalties, fines or reasonable expenses (including counsel fees) incurred in a Proceeding if such Director or Officer: (l)(A) conducted him or herself in good faith; (B) reasonably believed (i) in the case of conduct in such person's official capacity, which shall include service at the request of the Corporation as a director, officer or fiduciary of a Covered Entity (as defined below), that his or her conduct was in the best interests of the Corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation; and (C) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful; or (2) engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Corporation's Certificate, in each case, as determined in accordance with the procedures set forth in the by laws. For purposes of the by laws, a "Covered Entity" shall mean another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in respect of which such person is serving at the request of the Corporation as a director, officer or fiduciary.
Item 16. Exhibits and Financial Statement Schedules

(1)	Principal Underwriter Agreement. (1)
(1a)	Amendment No. 1, Principal Underwriter Agreement (1)
(1b)	Amendment No. 2, Principal Underwriter Agreement. (3)
(1c)	Amendment No. 3, Principal Underwriter Agreement. (3)
(2)	Not applicable.
(4)	Form of Contract(s). (2)
(5)	Opinion regarding legality, refer to Exhibit (23a).
(8)	Not applicable.
(12)	Not applicable.

(15)	Not applicable.
(23a)	Consent of Counsel — Lisa Proch, General Counsel.
(23b)	Consent of Independent Registered Public Accountant — Deloitte & Touche LLP.
(24)	Powers of Attorney.
(25)	Not applicable.
(26)	Not applicable.
(1)            Incorporated by reference to Initial Registration Statement File No. 333-157272 filed on February 12, 2009.
(2)            Incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement File No. 333-37290 filed on August 4, 2000.
(3)            Incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-133694 filed on March 1, 2010.
Item 17. Undertakings
(a)              The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)`	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus of the undersigned registrant related to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)     The portion of any other free writing prospectus relating to the offering contained material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. .
(B)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on October 15, 2018.

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

By:	/s/ Peter F. Sannizzaro
Peter F. Sannizzaro,
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and the date indicated.

Peter F. Sannizzaro, President, Chief Operating Officer, Director		/s/ Peter F. Sannizzaro
Peter F. Sannizzaro
Robert R. Siracusa, Chief Financial Officer		/s/ Robert R. Siracusa
Robert R. Siracusa
Richard J. Carbone, Director*	*By:	/s/ Lisa Proch
Henry Cornell, Director*		Lisa Proch, Attorney-in-Fact
Gilles M. Dellaert, Director*	Date:	October 15, 2018
Oliver M. Goldstein, Director*
Brion S. Johnson, Director*
Emily R. Pollack, Director*
Michael S. Rubinoff, Director*
David I. Schamis, Director*
Robert W. Stein, Director*
Heath L. Watkin, Director*
333-

EXHIBIT INDEX

(23a)	Consent of Counsel - Lisa Proch, General Counsel.
(23b)	Consent of Independent Registered Public Accountant — Deloitte & Touche LLP.
(24)	Powers of Attorney.